
                                                                     EXHIBIT 1

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                   FIDELITY AND DEPOSIT COMPANY OF MARYLAND,

                               MOUNTBATTEN, INC.

                                      and

                             F&D MERGER SUB, INC.

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================================================================================

                         AGREEMENT AND PLAN OF MERGER

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================================================================================

                            Dated as of May 6, 1998

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



                               TABLE OF CONTENTS
                               -----------------
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

                                                                                                               PAGE
                                                                                                               ----

                             ARTICLE I. THE MERGER

SECTION 1.1.   The Merger.........................................................................................2
SECTION 1.2.   Effective Time.....................................................................................2
SECTION 1.3.   Closing............................................................................................2
SECTION 1.4.   Effect of the Merger...............................................................................2
SECTION 1.5.   Articles of Incorporation; By-Laws; Directors and Officers.........................................3
SECTION 1.6.   Shareholders' Meeting..............................................................................3
SECTION 1.7.   Conversion of Securities...........................................................................4
SECTION 1.8.   Dissenting Shares of Common Stock..................................................................5
SECTION 1.9.   Surrender of Shares of Common Stock; Stock Transfer Books..........................................6
SECTION 1.10.  Stock Plans........................................................................................8


           ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 2.1.   Organization and Qualification; Subsidiaries.......................................................9
SECTION 2.2.   Capitalization....................................................................................10
SECTION 2.3.   Authority Relative to this Agreement..............................................................10
SECTION 2.4.   No Conflict; Required Filings and Consents........................................................11
SECTION 2.5.   SEC Filings; Financial Statements.................................................................12
SECTION 2.6.   Undisclosed Liabilities...........................................................................13
SECTION 2.7.   Absence of Certain Changes or Events..............................................................13
SECTION 2.8.   Litigation........................................................................................13
SECTION 2.9.   Employee Benefit Plans............................................................................14
SECTION 2.10.  Proxy Statement...................................................................................15
SECTION 2.11.  Brokers...........................................................................................15
SECTION 2.12.  Subsidiaries......................................................................................16
SECTION 2.13.  Conduct of Business...............................................................................16
SECTION 2.14.  Taxes.............................................................................................17
SECTION 2.15.  Intellectual Property.............................................................................18
SECTION 2.16.  Employment Matters................................................................................20
SECTION 2.17.  Pennsylvania Legal Requirements...................................................................21
SECTION 2.18.  Environmental Matters.............................................................................21
SECTION 2.19.  Real Property.....................................................................................22
SECTION 2.20.  Title and Condition of Properties.................................................................23
SECTION 2.21.  Contracts.........................................................................................23
SECTION 2.22.  Potential Conflicts of Interest...................................................................23
SECTION 2.23.  Insurance Licenses................................................................................24
SECTION 2.24.  Insurance Policies................................................................................24
SECTION 2.25.  Reinsurance.......................................................................................24
SECTION 2.26.  Reserves..........................................................................................25
SECTION 2.27.  Insurance Regulatory Compliance...................................................................25
SECTION 2.28.  Opinion of Financial Advisor......................................................................26

                                      i


     ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                                                                                                               Page
                                                                                                               ----
SECTION 3.1.   Corporate Organization............................................................................26
SECTION 3.2.   Authority Relative to this Agreement..............................................................27
SECTION 3.3.   No Conflict; Required Filings and Consents........................................................27
SECTION 3.4.   No Prior Activities...............................................................................28
SECTION 3.5.   Brokers...........................................................................................28
SECTION 3.6.   Proxy Statement 28


              ARTICLE IV. CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.1.   Acquisition Proposals.............................................................................29
SECTION 4.2.   Conduct of Business by the Company Pending the Merger.............................................29
SECTION 4.3.   No Shopping.......................................................................................32


                       ARTICLE V. ADDITIONAL AGREEMENTS

SECTION 5.1.   Proxy Statement...................................................................................33
SECTION 5.2.   Meeting of Shareholders of the Company............................................................33
SECTION 5.3.   Additional Agreements.............................................................................33
SECTION 5.4.   Notification of Certain Matters...................................................................34
SECTION 5.5.   Access to Information.............................................................................34
SECTION 5.6.   Public Announcements..............................................................................35
SECTION 5.7.   Best Efforts; Cooperation.........................................................................35
SECTION 5.8.   Agreement to Defend and Indemnify.................................................................36
SECTION 5.9.   Monthly Financial Statements......................................................................37


                       ARTICLE VI. CONDITIONS OF MERGER

SECTION 6.1.   Mutual Conditions.................................................................................37
SECTION 6.2.   Conditions to Obligations of Parent and Merger Sub................................................38


                ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1.   Termination.......................................................................................38
SECTION 7.2.   Effect of Termination.............................................................................39


                       ARTICLE VIII. GENERAL PROVISIONS

SECTION 8.1.   Non-Survival of Representations, Warranties and Agreements........................................40
SECTION 8.2.   Notices...........................................................................................40
SECTION 8.3.   Expenses..........................................................................................42
SECTION 8.4.   Certain Definitions...............................................................................42
SECTION 8.5.   Headings..........................................................................................43
SECTION 8.6.   Severability......................................................................................43
SECTION 8.7.   Entire Agreement; No Third-Party Beneficiaries....................................................43
SECTION 8.8.   Assignment........................................................................................43
SECTION 8.9.   Governing Law.....................................................................................43
SECTION 8.10.  Amendment.........................................................................................43
SECTION 8.11.  Waiver............................................................................................44
SECTION 8.12.  Counterparts......................................................................................44

EXHIBIT A      Voting Agreement..................................................................................

                         AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of May 6, 1998 (the "Agreement"), among Fidelity and Deposit Company of Maryland, a Maryland corporation (the "Parent"), and F&D Merger Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of the Parent ("Merger Sub") and Mountbatten, Inc., a Pennsylvania corporation (the "Company").

                              W I T N E S S E T H
                              -------------------

                  WHEREAS, Merger Sub is a corporation duly organized and validly existing under the laws of Pennsylvania having authorized capital shares consisting of 4,800,000 shares of Class A Common Stock, $.001 par value per share ("Merger Sub Class A Shares"), and 200,000 shares of Class B Common Stock, $.001 par value per share ("Merger Sub Class B Shares," and, together with the Merger Sub Class A Shares, the "Merger Sub Shares"), and all of which are issued and outstanding and owned by Parent.

                  WHEREAS, the Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and having authorized capital shares consisting of 20,000,000 shares of Common Stock, $.001 par value per share ("Common Stock") and 5,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"), and of which 2,528,530 shares of Common Stock were issued and outstanding as of April 30, 1998.

                  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;

                  WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and certain Company shareholders named in the signature pages thereto are entering into a Voting Agreement in the form of Exhibit A hereto (the "Voting Agreement") pursuant to which, among other things, such shareholders have agreed to vote for the Merger, and Parent, Merger Sub and certain Company shareholders are entering into a Contribution Agreement pursuant to which, among other things, such shareholders have agreed to contribute to Merger Sub shares of Company Common Stock beneficially owned by them in exchange for Merger Sub Class B Shares, subject to certain conditions (the "Contribution Agreement");

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parent, Merger Sub and Company hereby agree as follows:

                                  ARTICLE I.

                                  THE MERGER

                  SECTION 1.1. The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the Pennsylvania Business Corporation Law ("Pennsylvania Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation".

                  SECTION 1.2. Effective Time. On the Closing Date (as defined in Section 1.3) (or on such other date as the Company and Merger Sub may agree), the Company and the Merger Sub shall execute in the manner required by Pennsylvania Law and deliver to the Department of State of the Commonwealth of Pennsylvania a duly executed and verified articles of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

                  SECTION 1.3. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

                  SECTION 1.4. Effect of the Merger. The Merger shall have the effects set forth in Section 1929 of Pennsylvania Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  SECTION 1.5. Articles of Incorporation; By-Laws; Directors and Officers.

                  (a) At the Effective Time the Articles of Incorporation of the Company, as amended to authorize capital shares consisting of 19,800,000 shares of Class A Common Stock, $.001 par value per share, and 200,000 shares of non-voting Class B Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock (the "Charter Amendment") and as in effect immediately before the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

                  (b) The By-Laws of the Company, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

                  (c) The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors of the Company (the "Board of Directors") or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

                  SECTION 1.6.  Shareholders' Meeting.

                  (a) The Company, acting through its Board of Directors, shall, in accordance with applicable law:

                  (i) duly call, give notice of, convene and hold an annual meeting of its shareholders (the "Annual Meeting") for the purpose of considering and taking action upon the approval of the Merger and the Charter Amendment and the adoption of this Agreement;

                  (ii) prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy or information statement relating to the Merger, the Charter Amendment and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) to obtain the necessary approvals of the Merger, the Charter Amendment and this Agreement by its shareholders; and

                  (iii) include in the Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval of the Merger and the Charter Amendment and the adoption of this Agreement.

                  (b) Parent shall vote, or cause to be voted, all of the shares of Common Stock then owned by it, Merger Sub or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

                  SECTION 1.7. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

                  (a) Each issued and outstanding share of capital stock, par value $.001 per share, of the Company (the "Common Stock") (other than any shares of Common Stock to be canceled pursuant to Section 1.7(b) hereof and any Dissenting Shares of Common Stock (as defined in Section 1.8(a) hereof) shall be canceled and extinguished and be converted into the right to receive $14.60 per share of Company Common Stock (the "Common Per Share Amount") in cash payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share in the manner provided in Section 1.9 hereof. All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.9 hereof, without interest.

                 (b) Each share of Common Stock held in the treasury of the Company and each share of Common Stock (or Common Stock equivalent) owned by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of the Company, Parent or Merger Sub immediately before the Effective Time shall be canceled and extinguished and no payment or other consideration shall be made with respect thereto.

                  (c) Each Merger Sub Class A Share issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of Class A Common Stock, par value $.001 per share, of the Surviving Corporation. Each Merger Sub Class B Share issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of non-voting Class B Common Stock, par value $.001 per share, of the Surviving Corporation.

                  SECTION 1.8.  Dissenting Shares of Common Stock.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Common Stock held by a holder who has demanded and perfected his demand for appraisal of his shares of Common Stock in accordance with Section 1930 of Pennsylvania Law, if such Section 1930 provides for dissenters' rights for such Common Stock in the Merger; and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares of Common Stock"), shall not be converted into or represent a right to receive cash pursuant to Section 1.7 hereof, but the holder thereof shall be entitled to only such rights as are granted by Pennsylvania Law.

                  (b) Notwithstanding the provisions of Section 1.6(a) hereof, if any holder of shares of Common Stock who demands appraisal of his shares of Common Stock under Pennsylvania Law shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in
Section 1.7(a) hereof, as the case may be, without interest thereon, upon surrender of the certificate or certificates representing such shares of Common Stock pursuant to Section 1.9 hereof.

                 (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Common Stock, withdrawals of such demands, and any other instruments served pursuant to Pennsylvania Law received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Pennsylvania Law. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                  SECTION 1.9. Surrender of Shares of Common Stock; Stock Transfer Books.

                  (a) Before the Effective Time, Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Common Stock in connection with the Merger (the "Exchange Agent") to receive the funds necessary to make the payments contemplated by Section 1.7 hereof. At the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, in trust with the Exchange Agent for the benefit of holders of shares of Common Stock the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to
Section 1.7 hereof.

                  (b) Each holder of certificates representing any shares of Common Stock canceled upon the Merger, which immediately prior to the Effective Time represented outstanding shares of Common Stock (the "Certificates") whose shares of Common Stock were converted pursuant to
Section 1.7(a) hereof may thereafter surrender such Certificate or Certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such Certificate or Certificates on such holder's behalf for a period ending six months after the Effective Time. Parent or Surviving Corporation agrees that promptly after the Effective Time it shall cause the distribution to holders of record of shares of Common Stock as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of Certificates, Parent or Surviving Corporation shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Merger Consideration, as the case may be, multiplied by the number of shares of Common Stock represented by such Certificate. Until so surrendered, each Certificate (other than Certificates representing Dissenting Shares of Common Stock and Certificates representing shares of Common Stock held by Parent or Merger Sub or in the treasury of the Company or any direct or indirect wholly owned subsidiary of the Company, Parent or Merger Sub) shall represent solely the right to receive the aggregate Merger Consideration, as the case may be, relating thereto.

                  (c) If payment of the Merger Consideration in respect of canceled shares of Common Stock is to be made to a Person other than the Person in whose name a surrendered Certificate or instrument is registered, it shall be a condition to such payment that the Certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of Parent or Surviving Corporation or the Exchange Agent that such tax either has been paid or is not applicable.

                  (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of any shares of capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of the shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article I. No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding shares of Common Stock.

                  (e) Promptly following the date which is six months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any cash (including any interest received with respect thereto), Certificates and other documents in its possession relating to the transactions contemplated hereby, which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving

Corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or similar law.

                  (f) The Merger Consideration paid in the Merger shall be net to the holder of shares of Common Stock in cash, subject to reduction only for any applicable Federal backup withholding or stock transfer taxes payable by such holder.

                  SECTION 1.10.  Stock Options and Warrants.

                  (a) The Company shall use reasonable efforts (without incurring any liability in connection therewith) to provide that, at the Effective Time, (i) each then outstanding option to purchase shares of Common Stock (the "Options") granted either under any of the Company's stock option plans referred to in Section 2.2 hereof, each as amended (collectively, the "Option Plans") or not under any of the Option Plans, and each then outstanding warrant to purchase shares of Common Stock (the "Warrants"), in each case whether or not then exercisable or vested, shall be canceled and
(ii) in consideration of such cancellation, such holders of Options and Warrants shall receive for each share of Common Stock subject to such Option or Warrant an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the excess, if any, of the Common Per Share Amount over the per share exercise price of such Option or Warrant and (B) the number of shares of Common Stock subject to such Option or Warrant (such amount being herein referred to as, the "Option Price" or the "Warrant Price"); provided that the Company shall obtain all necessary consents or releases from holders of Options and Warrants to effect the foregoing. Upon receipt of the Option Price or the Warrant Price, as the case may be, the respective Options and Warrants shall be canceled. The surrender of an Option or Warrant to the Company shall be deemed a release of any and all rights the holder had or may have had in respect of such Option or Warrant. As promptly as practicable following the consummation of the Merger, Parent shall provide the Company with the funds necessary to satisfy its obligations under this Section 1.10(a).

                  (b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Company shall cause the Option Plans to terminate as of the Effective Time and provide for the payment of the Option Price pursuant to Section 1.10(a) hereof, and
(ii) the Company shall take all action necessary to ensure that following the Effective Time no holder of Warrants or Options or any participant in the Option Plans shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

                                  ARTICLE II.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    Except as set forth on the Disclosure Schedule delivered to Parent prior to the execution of this Agreement (the "Disclosure Schedule"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

                  SECTION 2.1. Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of the Company's Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of the Subsidiaries has the requisite corporate power and authority and any necessary governmental approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below in this Section 2.1). The term "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. The term "Material Adverse Effect" means any change in or effect on the business of the Company that is or could reasonably be expected to be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets, liabilities, regulatory status or prospects of the Company and its Subsidiaries taken as a whole or (y) the ability of the Company and its Subsidiaries taken as a whole to consummate any transactions contemplated by this Agreement or to perform its obligations under this Agreement.

                  SECTION 2.2. Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of April 30, 1998, (i) 2,528,530 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were held in the treasury of the Company, (iii) 613,100 shares of Common Stock were reserved for issuance under the Company's stock option plans listed on Schedule 2.2 of the Disclosure Schedule in the amounts stated in such schedule and (iv) 104,800 shares of Common Stock were reserved for issuance upon the exercise of currently outstanding warrants. All of the issued and outstanding shares of Common Stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding options and warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company issued and outstanding. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. Except as disclosed on Schedule 2.2 of the Disclosure Schedule, there are no other options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company obligating the Company to issue or sell any shares of Common Stock of capital stock or Voting Debt of, or other equity interests, in the Company.

                  SECTION 2.3.  Authority Relative to this Agreement.

                  (a) The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval of the Merger and the Charter Amendment, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger and the Charter

Amendment, by the Company's shareholders in accordance with Pennsylvania Law. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

                  SECTION 2.4.  No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not,
(i) conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation, court order or judgment applicable to the Company or any of its Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, (ii) violate or conflict with the Articles of Incorporation or By-Laws of the Company or comparable organizational documents of any of the Subsidiaries, or (iii) result in a violation or breach of or constitute a default under (with or without due notice or lapse of time or both) or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of the Subsidiaries pursuant to, any contract, instrument, permit, license or franchise to which the Company is a party or by which the Company, its Subsidiaries or any of their respective properties is bound or affected, excluding from the foregoing clauses (i) and (iii) such violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect.

                  (b) Except for applicable filings and approvals of the insurance regulatory authorities listed on Schedule 2.4(b) of the Disclosure Schedule (the "Insurance Regulatory Approvals"), applicable requirements of the Exchange Act, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of appropriate merger or other documents as required by Pennsylvania Law, the Company is not required to submit any notice, report, permit, authorization or other filing with any court, arbitrable tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic or foreign (a "Governmental Authority"), in connection with the execution or delivery or performance of this Agreement. No waiver, consent, approval or authorization of any Governmental Authority, is required to be obtained or made by the Company in connection with its execution or delivery or performance of this Agreement.

                  SECTION 2.5.  SEC Filings; Financial Statements.

                  (a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1995, and has heretofore made available to Merger Sub, in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and 1997 (including all amendments prior to the date hereof), (ii) all proxy statements relating to the Company's meetings of its shareholders (whether annual or special) held since January 1, 1995 and (iii) all other forms, reports, registrations, schedules, statements and other documents required to be filed by the Company since January 1, 1995 with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as such documents referred to herein have been amended since the time of their filing, collectively, the "SEC Reports"). As of their respective dates, or, if amended, as of the date of the last such amendment, the SEC Reports, including without limitation, any financial statements or schedules included therein (i) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) The consolidated financial statements of the Company contained in the SEC Reports (the "Financial Statements") have been prepared from, and are in accordance with the books and records of the Company, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated subsidiaries and the consolidated results of operation, cash flows and changes in financial position of the Company and its consolidated subsidiaries as of and for the periods indicated, except that the unaudited interim financial statements contained in the SEC Reports were or are subject to normal and recurring yearend adjustments.

                  SECTION 2.6.  Undisclosed Liabilities.

                  (a) Except (a) as disclosed in the Financial Statements and
(b) for liabilities and obligations (i) incurred in the ordinary course of business of the Company and consistent with past practice of the Company since December 31, 1997 (ii) pursuant to the terms of this Agreement, or (iii) as set forth in Schedule 2.6 of the Disclosure Schedule, the Company and its Subsidiaries have no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected in, reserved against or otherwise described in the balance sheet of the Company (including the notes thereto) or which would have a Material Adverse Effect.

                  SECTION 2.7.  Absence of Certain Changes or Events.

                  Since December 31, 1997, except as disclosed in Schedule 2.7 of the Disclosure Schedule or in the SEC Reports filed prior to the date hereof, each of the Company and its Subsidiaries has conducted its business only in the ordinary and usual course, and:

                  (a) there have not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, individually or in the aggregate, a Material Adverse Effect; and

                  (b) each of the Company and its Subsidiaries has not taken any action which would have been prohibited under Section 4.2 hereof.

                  SECTION 2.8. Litigation. Except as disclosed in the SEC Reports filed prior to the date hereof, there are no claims, actions, suits, proceedings, (including, without limitation, arbitration proceedings) or other alternative dispute resolution proceedings, or investigations pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries, or any properties or rights of the Company or the Subsidiaries, before any Governmental Authority that, either individually or in the aggregate would be reasonably likely to have a Material Adverse Effect. As of the date hereof, neither the Company nor any Subsidiary is subject to any outstanding order, judgment, injunction or decree.

                SECTION 2.9.  Employee Benefit Plans.

                  (a) Schedule 2.9 of the Disclosure Schedule sets forth a list of all employee welfare benefit plans (as defined in Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employee pension benefit plans (as defined in Section 3(2) of ERISA), employment agreements and all other bonus, stock option, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements for the benefit of, or relating to, any employee of, or independent contractor or consultant to, the Company or any Subsidiary (together, the "Employee Plans"). With respect to each Employee Plan, the Company has made available to Merger Sub true and complete copies of
(i) all plan documents, as in effect on the date hereof, and will make available all other employee plans, together with all amendments thereto which will become effective at a later date, (ii) the latest Internal Revenue Service determination letter, (iii) last filed Form 5500, (iv) summary plan description, if any, and all modifications thereto communicated to employees, and (v) most recent annual and periodic accounting of related plan assets, if any. Neither the Company nor any of its directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of either a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), in each case applicable to the Company or any Employee Plan. All Employee Plans are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code and, to the knowledge of the Company, there are no pending or threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, which have been asserted or instituted against the Company, any

Employee Plan or the assets of any trust for any Employee Plan. Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of
Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service to such effect or is still within the "remedial amendment period". No Employee Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or is subject to Title IV of ERISA. The Company has fully complied with the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.


                  (b) Except as set forth on Schedule 2.9 of the Disclosure Schedule, (i) no amounts payable under the Employee Plans will fail to be deductible for Federal income tax purposes by virtue of Section 280G of the Code and (ii) the consummation of the transactions contemplated by this Agreement will not either alone or in combination with another event (A) entitle any current or former employee or officer of the Company or any Subsidiary or any ERISA affiliate to severance pay, unemployment compensation or any other payment or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  SECTION 2.10. Proxy Statement. The Proxy Statement, if any, or any amendment thereof or supplement thereto, to be sent to the shareholders of the Company in connection with the Annual Meeting or the information statement, if any, to be sent to such shareholders, as appropriate, will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Proxy Statement will not, at the time the Proxy Statement is mailed to the shareholders of the Company and at the time of the Annual Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is being made by the Company with respect to any information supplied to the Company by Parent or Merger Sub specifically for inclusion in the Proxy Statement.

                  SECTION 2.11. Brokers. Except as disclosed on Schedule 2.11 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company and the Subsidiaries. The Company has heretofore furnished to Merger Sub true and complete information concerning the financial arrangements between the Company and the financial advisors set forth on such schedule pursuant to which such firms may be entitled to any payment as a result of the transactions contemplated hereunder.

                  SECTION 2.12. Subsidiaries. Schedule 2.12 of the Disclosure Schedule sets forth the name of each Subsidiary of the Company and any other corporation, partnership, joint venture or other entity in which the Company directly or indirectly owns any equity or other ownership interest (an "Other Entity"), the number of authorized, issued and outstanding shares of each Subsidiary of the Company and Other Entity, the name of the record and beneficial owner of such shares and the jurisdiction of organization for each Subsidiary of the Company and Other Entity. All the outstanding shares of capital stock of each such Subsidiary are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. Except as set forth in Schedule 2.12 of the Disclosure Schedule, all outstanding shares of capital stock of each such Subsidiary and Other Entity are owned beneficially and of record by the Company or one of its other Subsidiaries free and clear of any Liens. Except as set forth in
Schedule 2.12 of the Disclosure Schedule, there are no outstanding options, warrants, calls, rights or commitments, or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock of any such Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of any such Subsidiary.

                  SECTION 2.13. Conduct of Business. Except as disclosed in the SEC Reports filed prior to the date hereof, the business of the Company and each Subsidiary is not being conducted in default or violation of (with or without due notice and lapse of time or both) any term, condition or provision of (i) its respective Articles of Incorporation or By-Laws, or other organizational documents, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or the Subsidiaries is a party or by which the Company, the Subsidiaries or any of their respective properties or assets may be bound (each, a "Company Agreement"), or (iii) any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or the Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or the Subsidiaries or has been filed, commenced or, to the Company's knowledge, threatened against the Company or the Subsidiaries alleging any such violation except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 2.14.  Taxes.

                  (a) Except as disclosed in Schedule 2.14(a) of the Disclosure Schedule, (i) each of the Company and its Subsidiaries has timely filed with the appropriate Tax Authority (as hereinafter defined) all Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company and its Subsidiaries, and such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes (as hereinafter defined) due and payable by the Company and the Subsidiaries, with respect to the taxable years or other taxable periods ending on or prior to the Effective Time have been or on or prior to the Effective Time will be, paid or adequately disclosed and fully provided for, (iii) no Audits (as hereinafter defined) are pending or threatened with regard to any Taxes or Tax Returns of the Company or the Subsidiaries and there are no outstanding deficiencies or assessments asserted or proposed, (iv) no issue has been raised by any Taxing Authority in any Audit of the Company or the Subsidiaries that if raised with respect to any other period not so audited could reasonably be expected to result in a proposed deficiency of any period not so audited that would have a Material Adverse Effect, (v) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or the Subsidiaries, and neither the Company nor any Subsidiary is a party to any agreement providing for the allocation or sharing of Taxes and (vi) no powers of attorney with respect to Taxes of the Company or the Subsidiaries have been executed that will be outstanding as of the Effective Time.

                  (b) Neither the Company nor any Subsidiary has filed a consent to the application of Section 341(f) of the Code.

                  (c) Neither the Company nor any Subsidiary is nor has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

                  (d) No indebtedness of the Company or any Subsidiary is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

                  (e) Neither the Company nor any Subsidiary has entered into any agreements that would result in the disallowance of any tax deductions pursuant to Section 280G of the Code.

                  (f) There are no Liens (as hereinafter defined) for Taxes upon any of the assets of the Company or the Subsidiaries, except for Liens for Taxes not yet due and payable for which adequate reserves have been established on the Company's balance sheet at December 31, 1997 included in the Company's Annual Report on Form 10-KSB filed with the SEC prior to the date hereof (the "Balance Sheet") in accordance with GAAP.

                  (g) The Company has disclosed all material Tax elections to Merger Sub.

                  (h) For purposes of this Agreement, "Taxes" means any Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority (as hereinafter defined); "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes; and "Audit" means any audit, assessment or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

                  (i) For purposes of this Agreement, "Tax Return" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

                  SECTION 2.15.  Intellectual Property.

                  (a) Schedule 2.15 of the Disclosure Schedule contains a true and complete list of all material (i) patents and patent applications, (ii) trademark registrations and applications, (iii) service mark registrations and applications, (iv) Computer Software (as hereinafter defined)(excluding Computer Software generally available for purchase by the public), (v) copyright registrations and applications, (vi) unregistered trademarks, service marks, and copyrights, and (vii) Internet domain names used or held for use in connection with the business of the Company and each Subsidiary, together with all licenses related to the foregoing.

                  (b) The term "Computer Software" shall mean (i) any and all computer programs and applications consisting of sets of statements and instructions to be used directly or indirectly in computer software or firmware whether in source code or object code form, (ii) databases and compilations, including without limitation any and all data and collections of data, whether machine readable or otherwise, (iii) all versions of the foregoing including, without limitation, all screen displays and designs thereof, and all component modules of source code or object code or natural language code therefor, and whether recorded on papers, magnetic media or other electronic or non-electronic device, (iv) all descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, (v) all documentation, including without limitation all technical and user manuals and training materials, relating to the foregoing, and all Internet domain names and content contained on all World Wide Web sites of the Company or any Subsidiary.

                  (c) The Company and each Subsidiary owns or has the valid right to use all of the Intellectual Property used by it or held for use by it in connection with their respective businesses. The Company and the Subsidiaries are the sole and exclusive owners of all patents, patent applications, patent rights, copyrights, trademarks, trademark rights, trade names, trade name rights, and service marks, and all goodwill of the business associated therewith, trade secrets, registrations for and applications for registration of trademarks, service marks and copyrights, technology and know-how, Computer Software other than off-the-shelf applications and other confidential or proprietary rights and information and all technical and user manuals and documentation made or used in connection with any of the foregoing, used or held for use anywhere in the world in connection with their respective businesses as currently conducted (collectively, the "Intellectual Property"), free and clear of all material Liens.

                  (d) All grants, registrations and applications for Intellectual Property that are used in and are material to the conduct of the businesses of the Company and each Subsidiary as currently conducted (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no application or registration therefor is the subject of any legal or governmental proceeding before any governmental, registration or other authority in any jurisdiction, except to the extent where the absence of such Intellectual Property would not have a Material Adverse Effect.

                  (e) To the knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party. The conduct of the respective businesses of the Company and each Subsidiary as currently conducted does not conflict with or infringe in any way on any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

                  (f) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

                  (g) No former or present employees, officers or directors of the Company or any Subsidiary hold any right, title or interest directly or indirectly, in whole or in part, in or to any Intellectual Property.

                  SECTION 2.16. Employment Matters. Neither the Company nor any Subsidiary has experienced any strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices in the last five years, except for such strikes, grievances, disputes or claims which have not and would not have a Material Adverse Effect. To the Company's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or the Subsidiaries. The Company has complied in all material respects with all applicable laws relating to employment, employment discrimination and employment practices.

                  SECTION 2.17.  Pennsylvania Legal Requirements.

                  (a) The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

                  (b) The Board of Directors of the Company has approved this Agreement, the Merger, the Charter Amendment and all of the other transactions contemplated by this Agreement. That approval constitutes approval of the Merger and all of the other transactions contemplated by this Agreement by the Board of Directors under, and the Board of Directors has taken all other action necessary or advisable, if any, so as to render inoperative with respect to the Merger and the other transactions contemplated by this Agreement, the provisions of Section 2538 and Subchapters 25E, F, G, H, I and J of the Pennsylvania Law.

                  SECTION 2.18.  Environmental Matters.

                  (a) Except for matters disclosed in the SEC Reports, (i) each of the Company and its Subsidiaries is in compliance with all applicable laws, rules, regulations, ordinances, decrees, orders or other legal or regulatory requirements relating to pollution of the environment or the impact of the environment on human health or preservation of the environment (including without limitation the treatment, storage and disposal of wastes and the remediation of releases and threatened releases of hazardous or toxic substances, wastes, pollutants, contaminants or similar materials) (collectively "Environmental Laws"), and neither the Company nor any Subsidiary has received written notice of any outstanding allegations by any person or entity that the Company or the Subsidiary is not or has not been in compliance (unless such non-compliance has been cured) with any Environmental Laws, and (ii) each of the Company and the Subsidiaries currently holds all permits, licenses, registrations and other governmental authorizations and financial assurance required under any Environmental Laws for the Company to operate its business, except for any such case referred to in this paragraph
(a) for any matter that is not reasonably expected to result in a Material Adverse Effect.

                  (b) Except for matters disclosed in the SEC Reports, (i) there is no asbestos or asbestos-containing materials in or on any real property, buildings, structures or components thereof currently owned, leased or operated by the Company and the Subsidiaries, and (ii) there are and have been no underground or aboveground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, sumps, injection wells or other disposal or storage sites or locations in or on any property currently owned, leased or operated by the Company and the Subsidiaries except for any such case referred to in this paragraph (b) for any matter that is not reasonably expected to result in a Material Adverse Effect.

                  (c) Except for matters disclosed in the SEC Reports, (i) neither the Company nor any Subsidiary has received (x) any communication from any person stating or alleging that it is or may be a potentially responsible party under any Environmental Law (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any state analog thereto) with respect to any actual or alleged environmental contamination or (y) any request for information under any Environmental Law from any governmental agency or authority or any other person or entity with respect to any active or alleged environmental contamination or violation, (ii) neither the Company nor any Subsidiary is party to any pending judicial or administrative proceedings alleging that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any state analog thereto) or otherwise liable or responsible with respect to any actual or alleged environmental contamination, or (iii) the Company, any Subsidiary, any governmental agency or authority, or any other person or entity is not conducting and has not conducted (nor is proposing or threatening to conduct) any environmental remediation or investigation.

                  SECTION 2.19.  Real Property.

                  (a) Schedule 2.19 of the Disclosure Schedule sets forth a complete list of all real property owned by the Company and the Subsidiaries (the "Real Property"). Except for matters disclosed in the SEC Reports, there are no proceedings, claims, disputes or conditions affecting any Real Property that might curtail or interfere in any material respect with the use of such property, nor is an action of eminent domain pending or to the knowledge of the Company, threatened for all or any portion of the Real Property. Except as disclosed in Schedule 2.19 of the Disclosure Schedule, the Company is not a party to any lease, assignment or similar arrangement under which the Company is a lessor, assignor or otherwise makes available for use by any third party any portion of the Real Property.

                  (b) The Company and the Subsidiaries have obtained all appropriate licenses, permits, easements and rights of way, including proofs of dedication, required to use and operate the Real Property in all material respects in the manner in which the Real Property is currently being used and operated.

                  SECTION 2.20. Title and Condition of Properties. Each of the Company and the Subsidiaries has good and marketable title, free and clear of all Liens, to its respective personal property and assets shown on the Balance Sheet or acquired after December 31, 1997, except for (A) assets which have been disposed of to nonaffiliated third parties since December 31, 1997 in the ordinary course of business, (B) Liens reflected in the Balance Sheet, (C) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (D) Liens for current Taxes not yet due and payable.

                  SECTION 2.21. Contracts. Each Company Agreement is legally valid and binding and in full force and effect. Schedule 2.21 of the Disclosure Schedule sets forth a true and complete list of (i) all material Company Agreements entered into by the Company and the Subsidiaries since December 31, 1997 and all amendments to any Company Agreements included as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 and (ii) all non-competition agreements imposing restrictions on the ability of the Company or any Subsidiary to conduct business in any jurisdiction or territory.

                  SECTION 2.22. Potential Conflicts of Interest. Except as set forth in Schedule 2.22 of the Disclosure Schedule or in the SEC Reports filed prior to the date hereof, since December 31, 1997, there have been no transactions, agreements, arrangements or understandings between the Company and its affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                  SECTION 2.23. Insurance Licenses . The Company's wholly-owned subsidiary, The Mountbatten Surety Company, Inc., is duly organized and licensed as an insurance company in Pennsylvania and is duly licensed or authorized as an insurer in any other jurisdiction where it is required to be so licensed or authorized to conduct its business. Since December 31, 1997, each of the Company and its Subsidiaries has made all required filings under statutes applicable to insurance companies. Each of the Company and its Subsidiaries has all other necessary authorizations, approvals, orders, consents, certificates, permits, registrations or qualifications of and from the Pennsylvania Insurance Department and any other applicable insurance regulatory authorities (the "Insurance Licenses") to conduct their businesses as currently conducted and all such Insurance Licenses are valid and in full force and effect.

                  SECTION 2.24. Insurance Policies. All material policies of fire, liability, workmen's compensation and other similar forms of insurance owned or held by the Company and each Subsidiary are in full force and effect, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are valid, outstanding and enforceable policies, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Such policies, together with the self-insurance reserves, if any, reflected on the most recent Company filings with the SEC, and such other policies and reserves added since such date, provide, to the knowledge of the Company, insurance coverage that is adequate for the assets and operations of the Company. Since December 31, 1997, the Company and its Subsidiaries have been covered by insurance in scope and amount customary and reasonable for the business in which it has engaged during such period.

                  SECTION 2.25. Reinsurance. Schedule 2.25 of the Disclosure Schedule contains a list of all reinsurance or coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Subsidiary is a party or under which the Company or any Subsidiary has any existing rights, obligations or liabilities. All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Subsidiary is a party or under which the Company or any Subsidiary has any existing rights, obligations or liabilities are in full force and effect. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any other party to a reinsurance or coinsurance treaty or agreement to which the Company or any Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. The Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement.

                  SECTION 2.26. Reserves. The reserves for claims and claim adjustment expenses of each of the Company and its Subsidiaries as set forth on the Balance Sheet have been computed in accordance with management's best estimates of the future payments to be made under surety bonds issued by the applicable Company Subsidiary and are adequate under the applicable requirements of the law of the state of its domicile and the law of the states in which it is licensed to do business to enable the Company and its Subsidiaries to conduct their insurance business in those states.

                  SECTION 2.27. Insurance Regulatory Compliance. The statutory annual statements for the year ended December 31, 1997, together with all exhibits and schedules thereto, and financial statements relating thereto, and any opinion, affirmation or certification filed in connection therewith, and the statutory Quarterly Statements for the periods ended after January 1, 1998, together with all exhibits and schedules thereto, and all other filings, statements, documents and reports, with respect to the Company and each of its Subsidiaries, in each case as filed with the state insurance department of its jurisdiction of domicile, where so required, were prepared in all material respects in conformity with accounting practices prescribed or permitted by the applicable state insurance laws and regulations, applied on a consistent basis, and present fairly, in all material respects, to the extent required by and in conformity with such prescribed accounting practices, the admitted assets, liabilities, capital and surplus, cash flow and other funds of the Subsidiaries at their respective dates and the results of operations, changes in capital and surplus and cash flow of each such entity for each of the periods then ended, and were correct in all material respects when filed and there were no material omissions therefrom when filed. Except as set forth on
Schedule 2.27, no insurance regulatory authority has given any written notice of any deficiency or violation of any applicable statute, law, ordinance, rule, order or regulation which deficiency or violation would have a Material

Adverse Effect on the Company. Each of the Company and its Subsidiaries has filed with the state insurance department of its jurisdiction of domicile all reports required to be filed under the insurance and other laws of its state of domicile and in each state where it holds a certificate of authority except where such failure to file, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Schedule 2.27 sets forth all reports of examination issued by any insurance regulatory authority with respect to the Company or any of its Subsidiaries since December 31, 1997. The Company and its Subsidiaries have resolved all material issues raised in such reports to the satisfaction of the issuer thereof.

                  SECTION 2.28. Opinion of Financial Advisor. The Company has received an opinion from Pennsylvania Merchant Group, financial advisor to the Company, to the effect that the consideration to be received in the Merger by the holders of Common Stock is fair to the holders of Common Stock from a financial point of view, a copy of which has been delivered to Parent (the "Opinion").

                                 ARTICLE III.

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub represent and warrant to the Company as follows:

                  SECTION 3.1. Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a material adverse effect on the business, operations, properties (including intangible properties) condition (financial or otherwise), results of operations, assets, liabilities, regulatory status or prospects of Parent and its Subsidiaries taken as a whole or on the ability of Parent or Merger Sub to consummate any transactions contemplated by this Agreement or to perform either of their respective obligations under this Agreement.

                  SECTION 3.2. Authority Relative to this Agreement. Each of Parent and Merger Sub has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval of the Merger, to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent or Merger Sub or of their respective obligations hereunder and the consummation by each of Parent or Merger Sub or of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms.

                  SECTION 3.3.  No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation, court order or judgment applicable to Parent or Merger Sub or by which any of their respective properties or assets may be bound or affected, (ii) violate or conflict with the Articles of Incorporation or By-Laws of the Parent or Merger Sub, or (iii) result in a violation or breach of or constitute a default under (with or without due notice or lapse of time or both), or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound or affected.

                  (b) Except for applicable filings and approvals of the insurance regulatory authorities listed on Schedule 3.3(b) of the Disclosure Schedule, applicable requirements, if any, of the Exchange Act, the pre-merger notification requirements of the HSR Act, filing and recordation of appropriate merger or other documents as required by Pennsylvania Law, neither Parent nor Merger Sub is required to submit any notice, report, permit, authorization or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Authority is required to be obtained or made by either Parent or Merger Sub in connection with its execution, delivery or performance of this Agreement.

                  SECTION 3.4. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

                  SECTION 3.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

                  SECTION 3.6. Proxy Statement. None of the information supplied by Parent or Merger Sub, their respective officers, directors, representatives, agents or employees (the "Information"), for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, will, at the time the Proxy Statement is mailed to shareholders of the Company and at the time of the Annual Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub do not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents.

                                  ARTICLE IV.

                    CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 4.1. Acquisition Proposals. The Company will notify Merger Sub promptly if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its representatives (on behalf of the Company), in each case in connection with any Takeover Proposal (as defined below) or the possibility or consideration of making a Takeover Proposal ("Takeover Proposal Interest") indicating, in connection with such notice, the name of the Person indicating such Takeover Proposal Interest and the terms and conditions of any proposals or offers. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal Interest. The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any Takeover Proposal Interest. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer involving the Company, any proposal for a merger, consolidation, business combination or similar transaction (including, without limitation, by virtue of any reinsurance arrangement) involving the Company or its Subsidiaries, any proposal or offer to acquire in any manner more than 10% of the Common Stock of, or a substantial portion of the business or assets of, the Company or its Subsidiaries (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or its Subsidiaries or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions to be effected pursuant to this Agreement.

                  SECTION 4.2. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, (i) except as expressly contemplated by this Agreement, or (ii) as set forth in Schedule 4.2 of the Disclosure Schedule, or (iii) agreed in writing by Parent, during the period from the date of this Agreement to the Effective Time:

                  (a) the Company will, and will cause each of the Subsidiaries to, conduct its operations only in the ordinary and usual course of the Company's business consistent with past practice and, to the extent consistent therewith, the Company shall use its best efforts to preserve, and will cause each of the Subsidiaries to use its best efforts to preserve its business organization intact and maintain its existing relations with insureds, suppliers, employees, creditors and business partners;

                  (b) the Company and its Subsidiaries will not, directly or indirectly, (i) except upon exercise of stock options or other rights to purchase shares of Common Stock of the Company pursuant to the Option Plans outstanding on the date hereof or upon exercise of outstanding warrants issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company beneficially owned by it, (ii) amend its Articles of Incorporation or By-Laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding shares of Common Stock;

                  (c) the Company and its Subsidiaries will not: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of Common Stock of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of Common Stock or capital stock of any class of the Company or any Subsidiary, other than shares of Common Stock reserved for issuance on the date hereof pursuant to the exercise of Options or warrants outstanding on the date hereof; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets other than in the ordinary and usual course of the Company's business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of the Company's business and consistent with the Company's past practice; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

                  (d) the Company and its Subsidiaries will not: (i) grant any increase in the compensation payable or to become payable by the Company or any Subsidiary to any of its executive officers or (ii)(A) adopt any new, or
(B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; or (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company or a Subsidiary, grant any severance or termination pay to any officer, director or employee of the Company or any Subsidiary;

                  (e) the Company and its Subsidiaries will not modify, amend or terminate any of their respective material contracts or waive, release or assign any material rights or claims or enter into any reinsurance agreement, except in the ordinary course of business and consistent with the Company's past practice;

                  (f) the Company and its Subsidiaries will not: (i) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of the Company's business and consistent with the Company's past practice unless the Company shall have obtained a comparable replacement policy; the Company shall not incur or assume any long-term debt, or except in the ordinary course of the Company's business, incur or assume any short-term indebtedness in amounts not consistent with the Company's past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of the Company's business and consistent with the Company's past practice; (iii) make any loans, advances (other than travel and expense advances to employees in the ordinary course of the Company's business and consistent with the Company's past practice) or capital contributions to, or investments in, any other person; or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, or purchase, sale or lease of assets or real estate);

                (g) the Company and its Subsidiaries will not: (i) change any of the accounting methods used by it unless required by GAAP or statutory accounting principles ("SAP"), (ii) make any material Tax election change any material Tax election already made, adopt any material Tax accounting method, change any material Tax accounting method unless required by GAAP or SAP, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment or (iii) take any action having the purpose or effect of delaying the recognition of income by the Company to any period after June 30, 1998, other than actions customarily taken in the ordinary course of the Company's business consistent with the Company's past practice; and

                  (h) the Company and its Subsidiaries will not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of the Company's business and consistent with the Company's past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

                  (i) the Company and its Subsidiaries will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

                  (j) the Company and its Subsidiaries will not take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

                  (k) except as expressly provided herein, the Company and its Subsidiaries will not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

                  SECTION 4.3.  No Shopping.

                  (a) The Company will not, and will not permit any of its Subsidiaries or any of its or the Subsidiaries' officers, directors, employees, investment bankers, attorneys, accountants and other agents to, directly or indirectly: (i) initiate, solicit or knowingly encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal, or (iii) in the event of an unsolicited written Takeover Proposal for the Company engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to any Takeover Proposal; provided, however, that nothing contained in this Section 4.3 or any other provision hereof shall prohibit the Company or the Company's Board from (i) taking and disclosing to the Company's shareholders the Company's position with respect to a tender or exchange offer by a third party pursuant to Rules 14D-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's shareholders as, in the good faith judgment of the Board after receiving advice from outside counsel, is required under applicable law.

                  (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors or any such committee this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal.

                                  ARTICLE V.

                             ADDITIONAL AGREEMENTS

                  SECTION 5.1. Proxy Statement. If required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to the Company's shareholders, the Proxy Statement. The Proxy Statement shall contain the recommendation of the Board of Directors in favor of the Merger.

                  SECTION 5.2. Meeting of Shareholders of the Company. At the Annual Meeting, if any, the Company shall use its best efforts to solicit from the Company's shareholders proxies in favor of the Merger and the Charter Amendment and shall take all other action necessary or, in the reasonable opinion of Merger Sub, advisable to secure any vote or consent of the Company's shareholders required by Pennsylvania Law to effect the Merger and the Charter Amendment.

                  SECTION 5.3. Additional Agreements. Subject to the terms and conditions herein provided, the Company, Parent and Merger Sub will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Authority to achieve the satisfaction of all conditions set forth in Article VI hereof, and to consummate and make effective the Merger, the Charter Amendment and the other transactions contemplated hereby. Each of the parties hereto agrees to use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Merger Sub shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

                  SECTION 5.4. Notification of Certain Matters. The Company shall give prompt notice to Merger Sub and Merger Sub shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence of any event whose occurrence, or nonoccurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and
(ii) any material failure of the Company, Merger Sub, or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  SECTION 5.5.  Access to Information.

                  (a) From the date hereof to the Effective Time, the Company shall, and shall cause its officers, directors, employees, auditors and agents to, afford the officers, employees and agents of Parent and Merger Sub reasonable access during regular business hours upon reasonable notice at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall furnish Parent and Merger Sub with all financial, operating and other data and information as Parent and Merger Sub, through its officers, employees or agents, may reasonably request.

                  (b) Unless otherwise required by law and until the Effective Time, Merger Sub agrees that it shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors and agents (the "Merger Sub Representatives"), to hold in strict confidence all data and information obtained by them from the Company (unless such information is or becomes publicly available without the fault of any of Merger Sub Representatives or has been provided to third parties on a non-confidential basis or unless public disclosure of such information is required by law in the opinion of counsel to Merger Sub after giving the Company notice and an opportunity to contest such requirement to the extent practicable) and shall insure that Merger Sub Representatives do not disclose such information to others without the prior written consent of the Company.

                  (c) In the event of the termination of this Agreement, Merger Sub shall, and shall cause its affiliates to, return promptly every document furnished to them by the Company or any of its representatives in connection with the transactions contemplated hereby and any copies thereof which may have been made, and shall cause Merger Sub Representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available.

                  SECTION 5.6. Public Announcements. Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law.

                  SECTION 5.7. Best Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use its reasonable best efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the Exchange Act and the HSR Act. The parties shall cooperate in responding to inquiries from, and making presentations to, regulatory authorities.

                  SECTION 5.8.  Agreement to Defend and Indemnify.

                  (a) The Articles of Incorporation and By-Laws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of five years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof were directors, officers, employees, fiduciary, agents or otherwise entitled to indemnification under the Articles of Incorporation, By-Laws or indemnification agreements (the "Indemnified Parties") unless required by regulatory authority. It is understood and agreed that the Company shall, to the fullest extent permitted under Pennsylvania Law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, the Parent, Merger Sub and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under Pennsylvania Law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including without limitation liabilities arising out of this transaction, under the Exchange Act in connection with the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and further, provided, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. This Section 5.8 shall survive the consummation of the Merger. Merger Sub shall cause Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any person to enforce the obligations of Merger Sub and the Surviving Corporation under this
Section 5.8. Notwithstanding Section 8.7 hereof, this Section 5.8 is intended to be for the benefit of and to grant third party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

                  (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.8.

                  SECTION 5.9. Monthly Financial Statements. The Company shall deliver to Parent within 15 days after the end of each calendar month, beginning with the month ending May, 1998, a balance sheet, income statement, statement of cash flows and statement of changes in shareholders' equity for the Company and its consolidated subsidiaries as of and for the month then ending. Such financial statements shall be prepared in accordance with GAAP except for footnote disclosures. Without limiting the rights of Parent and Merger Sub under Section 5.5 hereof, Parent and Merger Sub, and their respective officers, employees and agents, shall have the right to review all books, records and other information relating to the preparation of such financial statements.

                                  ARTICLE VI.

                             CONDITIONS OF MERGER

                  SECTION 6.1. Mutual Conditions The respective obligations of each party to effect the Merger shall be subject to the following conditions:

                  (a) Shareholder Approval. The Merger, the Charter Amendment and this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company.

                  (b) No Challenge. No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any government or governmental, administrative or regulatory authority or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger or the Charter Amendment.

                  (c) HSR Act. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received;

                  (d) Insurance Regulatory Approvals. The Insurance Regulatory Approvals shall have been obtained and remain in full force and effect without any material conditions (other than conditions under applicable statutes or regulations) having been imposed in connection therewith.

                  SECTION 6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall also be subject to the following conditions:

                  (a) Contribution Closings. The Contribution Closings (as defined in the Contribution Agreement) shall have occurred on the terms specified in Section 1 of the Contribution Agreement.

                  (b) Other Agreements. Each of the Shareholders Agreement and the Non-Competition and Termination Agreement shall have been executed and delivered by the parties thereto in the forms attached to the Contribution Agreement.

                                 ARTICLE VII.

                       TERMINATION, AMENDMENT AND WAIVER

                  SECTION 7.1. Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time before the Effective Time, whether before or after approval of the Company's shareholders:

                  (a) By mutual written consent of the Boards of Directors of Parent and the Company; or

                  (b) By either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

                  (c) By Parent if, without any material breach by Parent or Merger Sub of its obligations under this Agreement, the Closing shall not have taken place on or before November 30, 1998, which date may be extended by the Company for up to 90 days if the Closing shall not have taken place by such date solely due to a delay in obtaining the Insurance Regulatory Approvals; or

                  (d) By the Company if, without any material breach by the Company of its obligations under this Agreement, the Closing shall not have taken place on or before November 30, 1998, which date may be extended by Parent for up to 90 days if the Closing shall not have taken place by such date solely due to a delay in obtaining the Insurance Regulatory Approvals; or

                  (e) By the Company if there shall be a material breach of any of Parent or Merger Sub's representations, warranties or covenants hereunder, which breach cannot be or has not been cured within ten (10) days of the receipt of written notice thereof; or

                  (f) By Parent, if (i) the Board of Directors of the Company shall withdraw, modify, or change its recommendation or approval in respect of this Agreement in a manner adverse to Merger Sub, or (ii) the Board of Directors of the Company shall have recommended any proposal other than by Parent or Merger Sub in respect of a Takeover Proposal; or

                  (g) By Parent, if (i) the condition set forth in Section 6.1(a) is not satisfied at the Annual Meeting or (ii) any of the conditions set forth in Section 6.2 are not satisfied as a result of the breach by a Management Shareholder (as defined in the Contribution Agreement) of his obligations under the Contribution Agreement.

                  SECTION 7.2.  Effect of Termination.

                  (a) In the event of termination of this Agreement as provided in Section 7.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except (i) as set forth in Sections 5.5, 7.2 and 8.3 hereof and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

                  (b) If (i) Parent shall have terminated this Agreement pursuant to Section 7.1(f), or (ii) (A) this Agreement shall have terminated as a result of the failure of the condition set forth in Section 6.1(a) hereof and (B) within eighteen (18) months of any such termination the Company shall have entered into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal with respect to the Company shall have been consummated, then in any such case the Company shall pay promptly, but in no event later than one business day after the date of such termination or event, to Parent a termination fee (the "Termination Fee") of $2,000,000, which amount shall be payable by wire transfer to such account as Merger Sub may designate in writing to the Company.

                  (c) Without limiting the provisions of Sections 7.2(b) hereof, if Parent shall have terminated this Agreement pursuant to Section 7.1(g), then in such case the Company shall pay promptly, but in no event later than one business day after the date of such termination, to Parent an amount equal to the actual and reasonably documented reasonable out-of-pocket expenses incurred by Parent and Merger Sub in connection with the Merger, this Agreement, the Voting Agreement, the Contribution Agreement and the consummation of the transactions contemplated hereby and thereby, which amount shall be payable by wire transfer to such account as Merger Sub may designate in writing to the Company.

                                 ARTICLE VIII.

                              GENERAL PROVISIONS

                  SECTION 8.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1 hereof, as the case may be, except that the agreements set forth in Article II and Section 5.8 hereof shall survive the Effective Time indefinitely and those set forth in Sections 7.2 and 8.3 hereof shall survive termination indefinitely.

                  SECTION 8.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by telecopy or facsimile transmission if delivered personally or by telecopy or facsimile transmission (with hard copy to follow), (ii) on the first business day after mailing if sent by overnight courier (providing proof of delivery) and (iii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                  (a)      if to Parent or Merger Sub

                           Fidelity and Deposit Company of Maryland
                           210 North Charles Street
                           Baltimore, MD  21202
                           Attention:  Richard F. Williams
                           Facsimile:  (410) 528-2551

                           With a copy to:

                           James Keenan, Esq.
                           Facsimile:  (410) 528-2585

                           And a copy to:

                           Before May 26, 1998:

                           Willkie Farr & Gallagher
                           153 East 53rd Street
                           New York, New York 10022
                           Attention:  Thomas M. Cerabino, Esq.
                           Facsimile:   (212) 821-8111

                           On and after May 26, 1998:

                           Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, New York  10019-6099
                           Attention:  Thomas M. Cerabino, Esq.
                           Facsimile:   (212) 728-8111

                  (b)      if to the Company:

                           Mountbatten, Inc.
                           33 Rock Hill Road
                           Bala Cynwyd, PA  19004
                           Attention:  Kenneth L. Brier, President
                           Facsimile:  (610) 664-2297

                           With a copy to:

                           Duane, Morris & Heckscher LLP
                           4200 One Liberty Place
                           Philadelphia, Pennsylvania 19103
                           Attention:  Frederick W. Dreher, Esq.
                           Facsimile:   (215) 979-1213

                  SECTION 8.3. Expenses. Except as expressly set forth in
Section 7.2(b) hereof, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

                  SECTION 8.4. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

                  (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

                  (c) "Lien" means any mortgage, pledge, hypothecation, assignment for security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing); provided, however, that liens for Taxes not yet due and payable but for which adequate reserves have been established and other statutory liens shall not be Liens for the purposes of this Agreement.

                  (d) "Person" means an individual, corporation, partnership, limited liability company, association, trust or any unincorporated organization.

                  SECTION 8.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 8.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

                  SECTION 8.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the agreements referred to herein constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

                  SECTION 8.8. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

                  SECTION 8.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed entirely within that Commonwealth.

                  SECTION 8.10. Amendment. This Agreement may be amended by the parties hereto by action taken by Parent and Merger Sub, and by action taken by or on behalf of the Company's Board of Directors at any time before the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Common Stock will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 8.11. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

                  SECTION 8.12. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                          FIDELITY AND DEPOSIT COMPANY OF MARYLAND


                          By: /s/ Richard F. Williams
                              -----------------------
                              Name:  Richard F. Williams
                              Title: President


                          F&D MERGER SUB, INC.

                          By: /s/ Richard F. Williams
                              -----------------------
                              Name:  Richard F. Williams
                              Title: President


                          MOUNTBATTEN, INC.

                          By: /s/ Kenneth L. Brier
                              --------------------
                              Name:  Kenneth L. Brier
                              Title: President


                             Table of Definitions

Affiliate....................................................................................................8.4(a)
Agreement..................................................................................................Recitals
Annual Meeting............................................................................................1.6(a)(i)
Audit.......................................................................................................2.14(h)
Balance Sheet...............................................................................................2.14(f)
Blue Sky.....................................................................................................2.4(b)
Board of Directors...........................................................................................1.5(c)
Certificates.................................................................................................1.9(b)
Closing.........................................................................................................1.3
Closing Date....................................................................................................1.3
Code.........................................................................................................2.9(a)
Common Per Share Amount......................................................................................1.7(a)
Company....................................................................................................Recitals
Company Agreement..............................................................................................2.13
Common Stock...............................................................................................Recitals
Computer Software...........................................................................................2.15(a)
Confidentiality Agreement....................................................................................6.5(b)
Contribution Agreement.....................................................................................Recitals
Control......................................................................................................8.4(b)
Disclosure Schedule......................................................................................Article II
Dissenting Shares of Common Stock............................................................................1.8(a)
Draft Opinion..................................................................................................2.26
Effective Time..................................................................................................1.2
Employee Plans...............................................................................................2.9(a)
Environmental Laws..........................................................................................2.18(a)
ERISA........................................................................................................2.9(a)
Exchange Act................................................................................................1.10(c)
Exchange Agent...............................................................................................1.9(a)
Financial Statements.........................................................................................2.5(b)
GAAP.........................................................................................................2.5(b)
Governmental Authority.......................................................................................2.4(b)
HSR Act......................................................................................................2.4(b)
Indemnified Parties..........................................................................................5.8(a)
Insurance Licenses.............................................................................................2.23
Insurance Regulatory Approval................................................................................2.4(b)
Intellectual Property.......................................................................................2.15(c)
Lien.........................................................................................................8.4(c)
Material Adverse Effect.........................................................................................2.1
Merger.....................................................................................................Recitals
Merger Consideration.........................................................................................1.7(a)
Merger Sub.................................................................................................Recitals
Merger Sub Information..........................................................................................3.6
Merger Sub Representatives...................................................................................5.5(b)
Merger Sub Shares..........................................................................................Recitals
Option Plans................................................................................................1.10(a)
Option Price................................................................................................1.10(a)
Options.....................................................................................................1.10(a)
Other Entity...................................................................................................2.12
Parent.....................................................................................................Recitals
Pennsylvania Law................................................................................................1.1
Person.......................................................................................................8.4(d)
Preferred Stock............................................................................................Recitals
Proxy Statement................................................................................................2.10
Real Property...............................................................................................2.19(a)
SEC..........................................................................................................1.6(a)
SEC Reports..................................................................................................2.5(a)
Securities Act...............................................................................................2.5(a)
Subsidiary......................................................................................................2.1
Surviving Corporation...........................................................................................1.1
Takeover Proposal...............................................................................................4.1
Takeover Proposal Interest......................................................................................4.1
Tax Authority...............................................................................................2.14(h)
Tax Return..................................................................................................2.14(i)
Taxes.......................................................................................................2.14(h)
Termination Fee..............................................................................................7.2(b)
Voting Agreement...........................................................................................Recitals
Voting Debt.....................................................................................................2.2
Warrant Price...............................................................................................1.10(a)
Warrants....................................................................................................1.10(a)

                                      1

                                   EXHIBIT A




Voting Agreement
----------------

Filed with this Form 8-K as Exhibit No. 2.





                                      2